TERMS AND CONDITIONS OF 2021 RESTRICTED STOCK UNIT AWARD

This Restricted Stock Unit Award is made and entered into as of the award date set forth on the Award Agreement cover page attached hereto (the “Award Date”) by and between S&P Global Inc., a New York corporation (together with its divisions, subsidiaries and affiliates, “S&P Global” or the “Company”), the employee named on the Award Agreement cover page (the “Employee”) and, as required by applicable local law, any local subsidiary or affiliate of S&P Global that legally employs the Employee.
WHEREAS, the Company has adopted the S&P Global Inc. 2019 Stock Incentive Plan, as amended and restated (the “Plan”), pursuant to which awards of Restricted Stock Units may be granted;
WHEREAS, the Board of Directors of the Company (the “Board”) has designated the Compensation and Leadership Development Committee of the Board (the “Committee”) to administer the Plan;
WHEREAS, the Committee has determined that the Employee should be granted a Restricted Stock Unit Award under the Plan for the number of Restricted Stock Units (“Units”) as specified in the Award Agreement cover page; and
WHEREAS, the Employee is accepting the Restricted Stock Unit Award subject to the Terms and Conditions set forth below.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1.    Grant of Award. The grant of this Restricted Stock Unit Award (the “Award”) is subject to the Terms and Conditions hereinafter set forth with respect to the Units covered by this Award. Payment will be made in the number of shares of Stock corresponding to the number of Units vested hereunder, with each Unit corresponding to one share of Stock, together with an amount in cash equal to the value of the Dividend Equivalents on such shares.
Upon grant of the Award, no stock or other certificate representing said Units or the shares of Stock represented thereby will be issued to or registered in the name of the Employee. The ultimate receipt of the shares of Stock by the Employee and payment of cash equal to the value of the Dividend Equivalents thereon is contingent upon requirements set forth herein.
The Employee does not have an absolute right to receive a fixed or determinable amount at the inception of the “Award Period”, which refers to the period beginning on the Award Date and ending on the last day of the Vesting Period applicable to all Units.
2.    Award Acceptance. To be entitled to any payment under this Award, the Employee acknowledges and agrees that the Employee must accept and thereby agree to comply with these Terms and Conditions, including all applicable addenda, which are incorporated herein and constitute a material and integral part of these Terms and Conditions:
(a)    Post-Employment Obligations for Protection of Company Interests. The Employee acknowledges and agrees that additional terms and conditions set forth in the Agreement applicable to the Employee in Attachment A (the “S&P Global Agreements for the Protection of Company Interests”), which is the one that applies to the country or Commonwealth in which the Employee is employed at the time the Employee accepts the Award, are hereby incorporated into, and are part of, the Terms and Conditions for the Award.
The    Employee    acknowledges    that    the    Employee    has    reviewed    and understands the terms of the applicable section of Attachment A, and that, by accepting these Terms and Conditions in consideration of the Award, the Employee is accepting the terms in the applicable section of Attachment A, including all non-competition, non-solicitation of clients, non-solicitation of employees and confidentiality provisions therein.

(b)    Non-US Country Addendum. By accepting these Terms and Conditions, and notwithstanding any provisions to the contrary herein, the Employee further acknowledges and agrees that the Award shall also be subject to any other special terms and conditions applicable to the Employee’s country of residence (and country of employment, if different) set forth in Attachment B (the “Non-U.S. Country Addendum”), which are hereby incorporated into, and are part of, the Terms and Conditions for the Award with respect to any Employee who resides and/or is primarily employed in a country located outside the United States (a “Non-U.S. Employee”).
Moreover, if the Employee transfers his or her residence and/or primary country of employment to another country reflected in Attachment B after the Award Date, the terms and conditions for such country will apply to the Employee to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the Award or the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Employee’s transfer).
The    Employee    acknowledges    that    the    Employee    has    reviewed    and understands the terms of the applicable section of Attachment B, and that, by accepting these Terms and Conditions in consideration of the Award, the Employee is accepting the terms in the applicable section of Attachment B.
3.    Time Period to Accept Award. The Employee acknowledges and agrees that the Employee has up to ninety (90) days to accept these Terms and Conditions from the date the Terms and Conditions are first made available to the Employee on the website maintained by the Company’s equity administrator (the “Website”). The Employee further acknowledges and agrees that failure to timely accept these Terms and Conditions during the 90-day acceptance period will result in the forfeiture of this Award in its entirety and without exception effective immediately.

4.    Electronic Acceptance. The Employee acknowledges and agrees that he or she is accepting the Award by electronic means and that such electronic acceptance constitutes the Employee’s agreement to be bound by these Terms and Conditions, including all provisions of the addenda set forth in Attachments A and B applicable to the Employee.

By accepting the Award, the Employee consents to receive any documents related to participation in the Plan and the Award by electronic delivery and to participate in the Plan through an online or electronic system, including the Website, established and maintained by the Company or another third party designated by the Company. The Employee also acknowledges that as of the Award Date, the Terms and Conditions set forth the entire understanding between the Employee and the Company regarding the Employee’s acquisition of the Units and any underlying shares of Stock and supersede all prior oral and written agreements on that subject, with the exception of Awards previously granted and delivered to Participant under the Plan.
5.    Vesting Period Restrictions. Pursuant to the vesting schedule provided below, the restrictions on the Units covered by this Award shall lapse and such Units shall vest in three installments (the “Installments”) of 33%, 33% and 34% on each of the first, second and third fiscal-year end dates (i.e., December 31), respectively, following the Award Date (each, an “Installment Vesting Date”, and collectively, the “Installment Vesting Dates”), following completion of the mandatory restriction period beginning on the Award Date (and subsequently, the first and second fiscal-year end dates following the Award Date) and ending on the day prior to the applicable Installment Vesting Date (the “Vesting Period”); provided that, for any given

Installment, the Employee remains an employee of the Company during the entire Vesting Period relating to such Installment.

Installment	Vesting Period For Installment	Installment Vesting Dates and When Installment’s Restrictions
33%	Award Date through and including 12/30/2021	12/31/2021
33%	12/31/2021 through and including 12/30/2022	12/31/2022
34%	12/31/2022 through and including 12/30/2023	12/31/2023

6.    Distribution Following Vesting Period.    If the Employee remains an employee of the Company through the last day of the applicable Vesting Period, the Units vesting in the Installment, together with any Dividend Equivalents earned thereon (as determined in accordance with Section 9 hereof), shall be paid to the Employee on a date (the “Payment Date”) (a) no later than the end of January following the month during which the Installment vests and the restrictions lapse, with respect to U.S. Employees, or (b) as soon as reasonably practicable following the month during which the Installment vests and the restrictions lapse, with respect to Non-U.S. Employees. The Units payable to the Employee upon the vesting of each Installment shall be converted into shares of Stock and such shares shall be delivered to the Employee on the applicable Payment Date. Any Dividend Equivalents that have been earned with respect to such shares shall be paid in cash.
Before payment is made to the Employee, the Company shall be entitled to withhold all applicable Federal, state and local income taxes. The Company shall be entitled to hold back a sufficient number of the shares and cash which would otherwise be delivered to the Employee to satisfy such required withholding obligation.
In the event, however, that the Company does not withhold applicable taxes, the Employee shall indemnify the Company for any loss sustained by the Company from the failure to satisfy such withholding obligations, and the Employee shall, upon request, provide the Company with satisfactory evidence that the Employee has satisfied such obligations.
7.    Termination of Employment Prior to Vesting Period. In the event of the termination of the Employee’s employment with the Company prior to the end of the Vesting Period for any Installment due to Normal Retirement, Early Retirement, Disability (each as defined under the Company’s applicable retirement or disability plans) or death, the Employee shall be eligible to vest in a pro rata portion of the unvested Units underlying the Award. In the event of the Employee’s termination of employment by the Company other than for Cause, with the approval of the Committee or its delegate, the Employee shall continue to vest in any Installment of the Award that would otherwise vest prior to the end of any period in respect of which the Employee receives Separation Pay, as defined in the severance program in which the Employee participates (such period, the “Separation Period”), and the Employee shall be eligible to receive payment of a pro rata portion of any remaining unvested Installments of the Award; provided, however, that such continued vesting during the Separation Period and payment of the remaining pro rata portion shall be subject to the Employee’s execution and non-revocation of a release in a form to be provided by the Company (the “Release”), releasing the Company and its affiliates and certain other persons and entities from certain claims and other liabilities, which Release must be effective and irrevocable within the time specified in the Release.
Except as provided in Section 8 hereof, in the event the Employee voluntarily resigns his or her employment with the Company or is involuntarily terminated by the Company for Cause prior to the end of any Vesting Period, the Employee shall forfeit the right to any Units underlying any unvested Installments and any Dividend Equivalents with respect to such Units.

(a)    Determination of Pro Rata Award Opportunity. The pro rata portion of the unvested Installments of the Award to be received by the Employee, if he or she terminates because of Normal Retirement, Early Retirement, Disability (each as defined under the Company’s applicable retirement or disability plans), or death, shall be determined by multiplying the number of the unvested Units of the Award by a fraction, the numerator of which is the number of full calendar days during the Award Period for which the Employee was employed, reduced by the number of full calendar days during the Award Period occurring prior to the most recently completed Installment Vesting Date (if any), and the denominator of which is the number of full calendar days during the Award Period, reduced by the number of full calendar days during the Award Period occurring prior to the most recently completed Installment Vesting Date (if any).
The pro rata portion of the unvested Installments of the Award to be received by the Employee if he or she terminates, with the approval of the Committee or its delegate, in connection with a termination by the Company other than for Cause, shall be determined as of the end of the Separation Period by multiplying the number of the unvested Units of the Award at such time by a fraction, the numerator of which is the number of full calendar days during the Award Period occurring prior to the end of the Separation Period, reduced by the number of full calendar days during the Award Period occurring prior to the most recently completed Installment Vesting Date (if any) occurring immediately prior to the end of the Separation Period, and the denominator of which is the number of full calendar days during the Award Period, reduced by the number of full calendar days during the Award Period occurring prior to the most recently completed Installment Vesting Date (if any).
(b)    Distribution of Pro Rata Award.

(i)    Termination Other Than for Death. In the event of the termination of the Employee’s employment with the Company prior to the end of any Vesting Period other than for death (including, without limitation, Normal Retirement, Early Retirement, Disability (each as defined under the Company’s applicable retirement or disability plans), or other than for Cause), the Employee’s pro rata portion of the Award otherwise determined to have matured shall be delivered to the Employee on the regularly scheduled Payment Date. For the avoidance of doubt, in the case of a termination by the Company other than for Cause, if the Employee does not execute a Release or a Release does not become effective and irrevocable in its entirety prior to the expiration of the time specified in the Release, the Employee shall not be entitled to any payments pursuant to this Section 7.
(ii)    Termination for Death. In the event of the termination of the Employee’s employment with the Company prior to the end of any Vesting Period due to death, the Employee’s pro rata portion of the Award shall be delivered to the beneficiary designated by the Employee (or if the Employee has not designated a beneficiary, to the representative of the Employee’s estate) within sixty (60) days following the date of the Employee’s death, or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

8.    Change in Control. In the event of a Change in Control, as that term is defined under Section 11 of the Plan, prior to the end of any Vesting Period of the Award, to the extent the successor company (or a subsidiary or parent thereof) does not assume or provide a substitute for the Award on substantially the same terms and conditions, the Award shall become unrestricted and fully vested and the Units that become so vested shall be distributed pursuant to Section 6 on the regularly scheduled Payment Dates. To the extent the successor company (or a subsidiary or parent thereof) assumes or provides a substitute for the Award on substantially the same terms and conditions, the existing vesting schedule will continue to apply, provided, however, that, if within twenty-four (24) months following the date of a Change in Control, the Employee’s employment with the Company or successor company (or a subsidiary or parent thereof), as applicable, is terminated without Cause or due to Normal Retirement, Early Retirement, Disability (each as defined under the Company’s applicable retirement or disability plans), or death, the Award shall become unrestricted and fully vested and distributed (x) pursuant to Section 6 on the regularly scheduled Payment Dates or (y) in the case of the termination of the Employee’s employment with the Company or successor company (or a subsidiary or parent thereof), as applicable, due to death, within sixty (60) days following the date of the Employee’s death to the beneficiary designated by the Employee (or if the Employee has not designated a beneficiary, to the representative of the Employee’s estate), or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A of the Code.
9.    Voting and Dividend Rights. Prior to the delivery of any shares of Stock covered by this Award, the Employee shall not have the right to vote or to receive any dividends with respect to such shares. Notwithstanding the foregoing, dividend equivalents will be earned on Units underlying the Award for the period beginning on the Award Date and ending on the last day of the Vesting Period applicable to the Units (or, if applicable, the date of payment in accordance with Section 7(b)(ii) hereof), which Dividend Equivalents shall be paid in cash on the applicable Payment Date (or the date of payment in accordance with Section 7(b)(ii) hereof), subject to the additional requirements set forth in these Terms and Conditions.
10.    Transfer Restrictions. This Award and the Units and Dividend Equivalents are nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.
11.    Miscellaneous. These Terms and Conditions (a) shall be binding upon and inure to the benefit of any successor to the Company; (b) shall be governed by and construed according to the laws of the State of New York, that apply to agreements made and performed in that state, without regard to conflict of law principles; and (c) may not be amended without the written consent of both the Company and the Employee. Consent on behalf of the Company may only be given through a writing signed, dated and authorized by the Executive Vice President, Chief People Officer of S&P Global Inc., which directly refers to these Terms and Conditions. No other modifications to the Terms and Conditions are valid under any circumstances. No contract or right of employment shall be implied by these Terms and Conditions. If this Award is assumed, or a new award is substituted therefore in any corporate reorganization, employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of this Award to be employment by the Company.
12.    Application of Local Law. Notwithstanding Section 11, for any Non-U.S. Employee, this Award shall be governed by and construed according to all applicable laws, rules and regulations, and any special terms and conditions, of such Employee’s country of residence (and primary country of employment, if different), but limited to the extent required by local law.

By accepting these Terms and Conditions, any Non-U.S. Employee agrees to repatriate all payments attributable to Stock acquired under the Plan in accordance with local foreign exchange rules and regulations in such Employee’s country of residence (and primary country of employment, if different). In addition, the Employee agrees to take any and all actions, and consent to any and all actions taken by the Company, as may be required to allow the Company to comply with local laws, rules and regulations in the Employee’s country of residence (and primary country of employment, if different).
13.    Securities Law Requirements. The Company shall not be required to issue shares of Stock in settlement of or otherwise pursuant to this Award unless and until (a) such shares have been duly listed upon each stock exchange on which the Stock is then registered; (b) a registration statement under the Securities Act of 1933 as amended, with respect to such shares is then effective; and (c) the issuance of the shares would comply with such legal or regulatory provisions of such countries or jurisdictions outside the United States as may be applicable in respect of this Award.
14.    Public Offering. By accepting these Terms and Conditions, any Non-U.S. Employee acknowledges and agrees that (a) the grant of this Award is not intended to be a public offering of securities in such Employee’s country of residence and/or primary country of employment; (b) the Company has not submitted any registration statement, prospectus or other filings with local securities authorities, unless otherwise required under applicable local law; and (c) the grant of this Award is not subject to the supervision of local securities authorities.
15.    Exchange Rates. The Company shall not be liable for any foreign exchange rate fluctuation, where applicable, between any Non-U.S. Employee’s local currency and the United States dollar that may affect the value of this Award or of any amounts due to the Employee pursuant to the settlement of this Award or the subsequent sale of any shares of Stock acquired pursuant to this Award.
16.    Pay Recovery. By accepting these Terms and Conditions, the Employee agrees and acknowledges that this Award shall be subject to the requirements of the Senior Executive Pay Recovery Policy of S&P Global or the S&P Ratings Services Pay Recovery Policy (as applicable, the “Policy”) and all shares of Stock or other amounts paid or payable to the Employee under or in respect of the Award shall, if applicable, be subject to recovery or other action pursuant to and as, and to the extent, provided by the applicable Policy (or any successor policy or requirement), as in effect from time to time.
17.    Trading Policy. By accepting these Terms and Conditions, the Employee agrees and acknowledges that this Award shall be subject to the requirements of the S&P Global Inc. Securities Disclosure Policy and the S&P Global Inc. Securities Trading Policy, each as in effect from time to time. In addition, the Employee acknowledges that the Employees country of residence (and primary country of employment, if different) may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Employee’s ability to participate in the Plan by acquiring or selling shares of Stock acquired under the Plan and that the Employee is solely responsible for complying with such laws or regulations.
18.    Data Privacy. By accepting these Terms and Conditions, the Employee agrees and acknowledges that employee information, including financial information, may be collected by the Company, subject to applicable local data protection and employment law and the S&P Global Inc. Employee Privacy Policy (as in effect from time to time), in connection with its administration of these policies or complying with regulatory requirements. By accepting these Terms and Conditions, the Employee agrees to submit their personal data, including financial information, and consents to the collection, transfer, retention or otherwise processing of such data by the Company and/or a third party service provider that may not be located in the same jurisdiction as the Employee, subject to applicable local data protection and employment law.
19.    No Impact on Other Benefits. Any payment pursuant to this Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company, and, except as the Committee may otherwise determine, shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
20.    Section 409A. This Award is intended to provide for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code and to meet the requirements of Section 409(a)(2), (3) and (4) of the Code, and it shall be interpreted and construed in accordance with this intent.
21.    Incorporation of Plan Provisions. This Award, including the Units and the shares of Stock, if any, to be issued hereunder, is made pursuant to the Plan and, except where specifically noted, the terms and conditions thereof are incorporated as if fully set forth herein. Any capitalized terms not otherwise defined herein shall have the meanings set forth for such terms in the Plan.